Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Vantage Energy Inc., a Delaware corporation (the “Company”), and [•] (“Employee”) effective as of [•], 2014 (the “Effective Date”).   Vantage Energy, LLC, a Delaware limited liability company (“Vantage I”), and Vantage Energy II, LLC, a Delaware limited liability company (“Vantage II”), join this Agreement for the limited purpose of agreeing to Section 10(d) below.

1.                                      Employment.  During the Employment Period (as defined in Section 4), the Company shall continue to employ Employee, and Employee shall continue to serve, as [•] of the Company and in such other position or positions as may be assigned to Employee by the Company from time to time.

2.                                      Duties and Responsibilities of Employee.

(a)                                 During the Employment Period, Employee shall devote Employee’s full business time, attention and best efforts to the business of the Company and, as applicable, its subsidiaries (the Company and its subsidiaries are collectively referred to herein as the “Company Group”).Employee may, without violating this Agreement, (i) engage in business activities associated with Vista Gathering, LLC assets; (ii) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which securities are owned; (iii) engage in charitable and civic activities; or (iv) with the prior written consent of the Board of Directors of the Company (the “Board”), engage in other personal and passive investment activities or serve on the board of directors (or equivalent body) of an entity not affiliated with the Company, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company Group or competitive with the business of the Company Group.

(b)                                 Employee represents and covenants that Employee is not the subject of or a party to any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, obligation or restriction that would prohibit Employee from executing this Agreement and fully performing Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Employee hereunder.

(c)                                  Employee acknowledges and agrees that Employee owes the Company Group fiduciary duties, including duties of loyalty and disclosure, and that Employee will honor these duties throughout the Employment Period.  For the avoidance of doubt, Employee expressly acknowledges and agrees that any breach of the terms of Sections 9, 10 or 11 during the Employment Period (including directly or indirectly encouraging co-workers to leave the Company’s employment or collaboration with co-workers regarding other business ventures in which the Company Group does not participate) would violate his fiduciary duties to the Company Group.  The obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes the Company Group under statutory and common law.

3.                                      Compensation.

(a)                                 Base Salary.  During the Employment Period, the Company shall pay to Employee an annualized base salary of $[•] (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.  Employee’s Base Salary may be increased (but not decreased) from time to time at the sole discretion of the Board (or a committee thereof).

(b)                                 Annual Bonus.  Employee shall be eligible for discretionary bonus compensation of up to [•]% of Employee’s Base Salary (assuming that all performance targets are satisfied) for each complete calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”).  Notwithstanding the foregoing, Employee shall be eligible to receive a discretionary, pro rata bonus for the portion of the 2014 calendar year that Employee is employed by the Company hereunder (the “2014 Bonus”).  Notwithstanding anything in this Section 3(b) to the contrary, each Annual Bonus (including the 2014 Bonus), if any, shall not be payable unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus or 2014 Bonus is paid.

(c)                                  Long-Term Incentive Plan.  During the Employment Period, Employee shall be eligible to participate in the equity compensation arrangement or plan offered by the Company to similarly situated employees of the Company (the “LTIP”) on such terms and conditions as the Board (or a committee thereof) shall determine from time to time.  All awards granted to Employee under the LTIP, if any, shall be subject to and governed by the terms and provisions of the LTIP as in effect from time to time and the award agreements evidencing such awards.  Nothing herein shall be construed to give Employee any rights to any amount or type of grant or award except as provided in such award or grant to Employee provided in writing and authorized by the Board (or a committee thereof).

4.                                      Term of Employment.  The initial term of this Agreement shall be for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date (the “Initial Term”).  On the first anniversary of the Effective Date and on each subsequent anniversary thereafter, this Agreement shall automatically renew and extend for a period of 12 months (each such 12-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than 60 days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable.  Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7.  The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.                                      Business Expenses.  The Company agrees to reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement, provided, however, that Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time.  Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee).  In no event shall any reimbursement be made to Employee for such expenses incurred after the date of Employee’s termination of employment with the Company.  Employee is not permitted to receive a payment in lieu of reimbursement under this Section 5.

6.                                      Benefits.  Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time.  The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

7.                                      Termination of Employment.

(a)                                 Company’s Right to Terminate Employee’s Employment for Cause.  The Company shall have the right to terminate Employee’s employment hereunder immediately (and without the notice period referenced in Section 7(b) below) at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean:

(i)                                     Employee’s gross negligence in performing, or failure or refusal to perform the Employee’s duties (other than any such failure resulting from Employee’s Disability;

(ii)                                  Employee’s failure to comply with any valid and legal directive of the Company or any other member of the Company Group;

(iii)                              Employee’s engagement in dishonesty, illegal conduct or misconduct that is, in each case, injurious to the Company or its affiliates;

(iv)                              Employee’s embezzlement, misappropriation or fraud, whether or not related to the Employee’s employment with the Company;

(v)                                 Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Employee’s ability to perform services for the Company or results in harm to the Company or its affiliates;

(vi)                              Employee’s violation of a policy of the Company, including any code of conduct applicable to Employee;

(vii)                           Employee’s willful, unauthorized disclosure of Confidential Information;

(viii)                       Employee’s breach of any obligation under this Agreement or any other written agreement between the Employee and the Company; or;

(ix)                              any material failure by the Employee to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes harm to the Company.

(b)                                 Company’s Right to Terminate for Convenience.  The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, after providing 14 days’ prior written notice to Employee.

(c)                                  Employee’s Right to Terminate for Good Reason.  Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean:

(i)                                     a material diminution in Employee’s Base Salary to an amount that is at least 10% lower than Employee’s Base Salary in effect on the Effective Date;

(ii)                                  a material breach by the Company of any of its covenants or obligations under this Agreement;

(iii)                               the relocation of the geographic location of Employee’s principal place of employment by more than 75 miles from the location of Employee’s principal place of employment as of the Effective Date; or

(iv)                              a material, adverse change in Employee’s authority, duties or responsibilities (other than while the Employee is physically or mentally incapacitated or as required by applicable law).

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii), (iii) or (iv) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within 10 days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for 30 days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within 50 days after the initial existence of the condition(s) specified in such notice.

(d)                                 Death or Disability.  Upon the death or Disability of Employee, Employee’s employment with Company shall terminate with no further obligation under this Agreement of either party hereunder.  For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 90 days, whether or not consecutive.  The determination of whether Employee has incurred a Disability will be made in good faith by the Board.

(e)                                  Employee’s Right to Terminate for Convenience.  In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon 14 days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of Employee’s employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

(f)                                   Effect of Termination.

(i)                                     If Employee’s employment is terminated (1) by the Company for Cause pursuant to Section 7(a), (2) by Employee other than for Good Reason pursuant to Section 7(c), (3) due to Employee’s death or Disability as set forth in Section 7((d), or (4) upon the expiration of the Initial Term or any Renewal Term following non-renewal of this Agreement by the Company or Employee pursuant to Section 4, then Employee will be entitled to all Base Salary earned by him through the date of termination of employment and, subject to the terms and conditions of any benefit plans in which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans; however, Employee will not be entitled to any additional amounts or benefits as the result of his termination of employment.

(ii)                                  If, prior to the occurrence of a Change in Control or on a date that is after the date that is 24 months following the occurrence of a Change in Control, Employee’s employment is terminated (1) by the Company without Cause pursuant to Section 7(b) or (2) by Employee for Good Reason pursuant to Section 7(c), then subject to the requirements of Section 7(f)(iv) below, the Company shall:

(A)                              Provide Employee with an amount equal to 12 months’ worth of Employee’s Base Salary as of the Date of Termination plus an additional amount equal to the target Annual Bonus pursuant to Section 3(b) as of the Date of Termination (the “Severance Payment”), which amount shall be divided into substantially equal installments and paid in accordance with the Company’s normal payroll procedures over a 12-month period following the date that Employee’s employment terminates (the “Date of Termination”); provided, however, that (1) the first installment of the Severance Payment shall be paid on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination and shall include all installments of the Severance Payment that would have been paid (without interest) between the Date of Termination and such initial payment date if no delay had been imposed, and (2) to the extent, if any, that the aggregate amount of such installments that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(ii)(A) after March 15 of the calendar year following the calendar year in which the Date of Termination occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation § 1.409A-1(b)(9)(iii)(A), then such excess shall be paid on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and such installments payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installments until the aggregate reduction equals such excess);

(B)                              If Employee timely and properly elects continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), then for the 12-month period following the Date of Termination, the Company shall reimburse Employee for the difference between the monthly amount Employee pays to effect and continue such coverage for himself and his spouse and eligible dependents, if any (the “Monthly Premium Payment”) and the monthly employee contribution amount that active similarly situated employees of the Company pay for the same or similar coverage under such group health plans (such difference, the “Monthly Reimbursement Amount”).  Each such reimbursement payment shall be paid to Employee on the Company’s first regularly scheduled pay date in the month immediately following the month in which Employee timely remits the Monthly Premium Payment. Employee shall be eligible to receive such reimbursement payments until the earlier of: (x) the date Employee is no longer eligible to receive COBRA continuation coverage; and (y) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that Employee acknowledges and agrees that (i) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain Employee’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage, (ii) in no event shall the Company be required to pay a Monthly Reimbursement Amount if such payment could reasonably be expected to subject the Company to sanctions imposed pursuant to section 2716 of the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (collectively, the “PPACA”) and (iii) if payment of a Monthly Reimbursement Amount cannot be provided to Employee without subjecting the Company to sanctions imposed pursuant to section 2716 of the PPACA or otherwise causing the Company to incur a penalty, tax or other adverse impact on the Company, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Employee without such adverse impact on the Company; and

(C)                              With respect to outstanding unvested LTIP awards, Class C Units in Vantage I (“Class C Units”) and Class M Units in Vantage II (“Class M Units”), in each case, granted to Employee prior to the Date of Termination, the portion of such awards that would have become vested if Employee remained employed by the Company for one year after the Date of Termination shall immediately become fully vested as of the Date of Termination.

(iii)                               If, on the date of a Change in Control (as defined in the LTIP) or within 24 months thereafter, Employee’s employment is terminated (1) by the Company without Cause pursuant to Section 7(b) or (2) by Employee for Good Reason pursuant to Section 7(c), then subject to the requirements of Section 7(f)(iv) below, the Company shall:

(A)                             Provide Employee with an amount equal to 24 months’ worth of Employee’s Base Salary as of the Date of Termination plus an additional amount equal to two times the target Annual Bonus pursuant to Section 3(b) as of the Date of Termination (the “Change in Control Severance Payment”), which amount shall be divided into substantially equal installments and paid in accordance with the Company’s normal payroll procedures over a 24-month period following the Date of Termination; provided, however, that (1) the first installment of the Change in Control Severance Payment shall be paid on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination and shall include all installments of the Change in Control Severance Payment that would have been paid (without interest) between the Date of Termination and such initial payment date if no delay had been imposed, and (2) to the extent, if any, that the aggregate amount of such installments that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(iii)(A) after the Applicable March 15 exceeds the maximum exemption amount under Treasury Regulation § 1.409A-1(b)(9)(iii)(A), then such excess shall be paid on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and such installments payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installments until the aggregate reduction equals such excess);

(B)                             If Employee timely and properly elects continuation coverage under the Company’s group health plans pursuant to COBRA, then:

(1)                                 the Company shall reimburse Employee for the Monthly Premium Payment and the Monthly Reimbursement Amount.  Each such reimbursement payment shall be paid to Employee on the Company’s first regularly scheduled pay date in the month immediately following the month in which Employee timely remits the Monthly Premium Payment. Employee shall be eligible to receive such reimbursement payments until the earlier of: (x) the date Employee is no longer eligible to receive COBRA continuation coverage; and (y) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that Employee acknowledges and agrees that (i) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain Employee’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage, (ii) in no event shall the Company be required to pay a Monthly Reimbursement Amount if such payment could reasonably be expected to subject the Company to sanctions imposed pursuant to the PPACA and (iii) if payment of a Monthly Reimbursement Amount cannot be provided to Employee without subjecting the Company to sanctions imposed pursuant to section 2716 of the PPACA or otherwise causing the Company to incur a penalty, tax or other adverse impact on the Company, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Employee without such adverse impact on the Company; and

(2)                                 If Employee has not become eligible to be covered under a group health plan sponsored by another employer at least 17 months after the Date of Termination (such date being the “COBRA Payment Trigger Date”), then, on the date that is 18 months following the Date of Termination, the Company shall pay to Employee a lump sum cash payment equal to six times the Monthly Reimbursement Amount; and

(C)                              All outstanding unvested LTIP awards, Class C Units and Class M Units, in each case, granted to Employee prior to the Date of Termination shall immediately become fully vested as of the Date of Termination;

(iv)                              Notwithstanding the foregoing, Employee’s eligibility and entitlement to receive the Severance Payment, the Change in Control Severance Payment and any other payment or benefit referenced in Sections 7(f)(ii) and 7(f)(iii) above is dependent upon Employee’s: (a) continued compliance with the terms of Sections 9, 10 and 11 below; and (b) execution and return to the Company, on or before the Release Expiration Date (as defined below), and non-revocation within the time provided by the Company to do so, of a complete release of all claims in a form acceptable to the Company (the “Release”), which Release shall release the Company, its affiliates and their respective shareholders, members, managers, partners, officers, directors, employees, representatives and agents from any and all claims, including any and all causes of action arising out of Employee’s employment with Company and any other member of the Company Group or the termination of such employment.  Employee acknowledges Employee’s understanding that if the Release is not executed on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any of the payments referenced in Sections 7(f)(ii) or 7(f)(iii) above.  As used herein, the “Release Expiration Date” is that date that is 21 days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven days after the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

8.                                      Conflicts of Interest.  Employee agrees that Employee shall promptly disclose to the Board any actual or potential conflict of interest involving Employee upon Employee becoming aware of such conflict or potential conflict.  For purposes of this requirement, a conflict of interest shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to the Company Group.

9.                                      Confidentiality.  Employee acknowledges and agrees that, in the course of Employee’s continued employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and have access to, Confidential Information.  As a condition of Employee’s continued employment and the benefits received hereunder, Employee agrees to comply with this Section 9.

(a)                                 Employee covenants and agrees, both during the Employment Period and thereafter that, except as expressly permitted by this Agreement, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group.  Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 9 if Employee were to violate any of the covenants set forth in Section 10 below.  Employee shall follow all Company policies and protocols regarding the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored).  This covenant shall apply to all Confidential Information, whether now known or later to become known to Employee during the Employment Period.

(b)                                 Notwithstanding Section 9(a), Employee may make the following disclosures and uses of Confidential Information:

(i)                                     disclosures to other employees of the Company Group who have a need to know the information in connection with the business of the Company Group;

(ii)                                  disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii)                               disclosures and uses that are approved in writing by the Board;

(iv)                              disclosures to a person or entity that has (x) been retained by the Company Group to provide services to the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement; or

(v)                                 disclosures for the purpose of complying with any applicable laws or regulatory requirements or that Employee is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Employee shall, to the extent legally permissible and practicable:

(A)                              provide the Board with prompt notice of such requirements so that the Board may, at its expense, seek a protective order or other appropriate remedy or waive compliance with the terms of this Section;

(B)                              consult with the Board on the advisability of taking steps to resist or narrow such disclosure; and

(C)                              cooperate with the Board (at the Company’s reasonable cost and expense) in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, Employee agrees (1) to furnish only that portion of the Confidential Information that is required to be furnished, as advised by written opinion of counsel to Employee, if any, and (2) to exercise (at the Company’s reasonable cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c)                                  Upon the expiration of the Employment Period and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including all electronically stored information) constituting or reflecting Confidential Information (and all copies thereof) in Employee’s possession, custody and control and shall not retain any such document or other materials.  Within 10 days of any such request, Employee shall certify to the Company in writing that all such documents and materials have been returned to the Company.

(d)                                 All non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is or has been employed by the Company and any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.”  Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this

Agreement.  For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; or (ii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group, provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

10.                               Non-Competition; Non-Solicitation.

(a)                                 The Company shall provide Employee access to the Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and grant Employee equity awards pursuant to the LTIP, Employee has voluntarily agreed to the covenants set forth in this Section 10.  Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and substantial and legitimate business interests.

(b)                                 Employee agrees that, during the Prohibited Period, Employee shall not, without the prior written approval of the Company, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of whatever nature:

(i)                                     engage in or participate within the Restricted Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in competition, or anticipated competition, in the Restricted Area, with any member of the Company Group;

(ii)                                  appropriate any Business Opportunity of, or relating to, the Company Group located in the Restricted Area;

(iii)                               solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group;

(iv)                              solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group; or

(c)                                  Employee agrees that the covenants of Section 10(b) shall be enforceable during the Employment Period and for a period of 12 months following the Date of Termination

(the period that exists during the Employment Period and continuing through the date that is 12 months following the Date of Termination is referred to as the “Prohibited Period”), regardless of the reason for such termination.

(d)                                 Because of the difficulty of measuring economic losses to the Company Group as a result of a breach of the covenants set forth in Section 9 above and this Section 10, and because of the immediate and irreparable damage that would be caused to the Company Group for which it would have no other adequate remedy, Employee agrees that the Company shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders.  In addition, Employee acknowledges and agrees that in the event Employee breaches any of the obligations set forth in Section 9 above or this Section 10, (i) he shall have no right to receive or retain any of the payments or benefits (whether those that have been provided or are scheduled to be provided) described in Sections 7(f)(ii) or 7(f)(iii) above and (ii) notwithstanding any provision to the contrary in the Second Amended and Restated Limited Liability Company Agreement of Vantage Energy, LLC dated August 1, 2012, the Amended and Restated Limited Liability Company Agreement of Vantage Energy II, LLC dated August 1, 2012 or any award agreement or letter with respect to Class C Units or Class M Units, Employee shall immediately forfeit, without consideration, all Class C Units and Class M Units to Vantage I or Vantage II, as applicable, whether vested or unvested, and all rights arising from such Class C Units and Class M Units and from being a holder thereof.  The remedies described in this Section 10(d) shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other remedies set forth in the LTIP, all award agreements thereunder and all other rights and remedies available to the Company at law and equity.

(e)                                  The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof).  Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(f)                                   For purposes of this Section 10, the following terms shall have the following meanings:

(i)                                     “Business” means (i) the acquisition of, exploration for, and exploitation and development of, oil and natural gas reserves, (ii) the business of acquiring, developing, owning and operating infrastructure related to the gathering, treating and handling of natural gas, condensates and crude oil and (iii) any other business in which the Company or any other member of the Company Group is engaged at any time during the period during which Employee is employed hereunder, so long as Employee has material responsibilities with respect to such other business.

(ii)                                  “Business Opportunity” shall mean any acquisition, commercial, investment or other business opportunity relating to the Business.

(iii)                               “Restricted Area” shall mean the geographic area within, and within a ten mile radius surrounding, those counties in which the Company or any other member of the Company Group conducts a material amount of Business (which, for the avoidance of doubt, includes those counties in which the Company owns or leases property) during the Employment Period.

11.                               Ownership of Intellectual Property.  Employee agrees that the Company shall own, and Employee agrees to assign and does hereby assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period of his employment by any member of the Company Group which either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s time or with the use of any of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee will promptly disclose all Company Intellectual Property to the Company.  All of Employee’s works of authorship and associated copyrights created during the Employment Period and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act.  Employee agrees to perform, during and after the Employment Period, all reasonable acts deemed necessary by the Company Group to assist the Company, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

12.                               Stock Ownership Requirement.  Employee acknowledges and agrees that Employee will comply with the Company’s stock ownership guidelines applicable to executive officers as in effect from time to time.  The Company’s stock ownership guidelines in effect as of the Effective Date are set forth in Exhibit A attached hereto.  Such stock ownership guidelines may be amended from time to time in the sole discretion of the Company without amending this Agreement and without Employee’s consent.

13.                               Arbitration.

(a)                                 Subject to Section 13(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company will be finally settled by arbitration in Denver, Colorado before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules.  The arbitration award shall be final and binding on both parties.  Any arbitration conducted under this Section 13 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA.  The

Arbitrator shall expeditiously hear and decide all matters concerning the dispute.  Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance.  The decision of the Arbitrator shall be reasoned, rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

(b)                                 Notwithstanding Section 13(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 13.

(c)                                  By entering into this Agreement and entering into the arbitration provisions of this Section 13, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d)                                 Nothing in this Section 13 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.

14.                               Defense of Claims.  Employee agrees that, during the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.  The Company agrees to pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses incurred, or reasonably incurred, to comply with Employee’s obligations under this Section 14, provided that Employee provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.

15.                               Withholding; Deductions.  The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

16.                               Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.  The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.”  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

17.                               Applicable Law; Submission to Jurisdiction.  This Agreement shall in all respects be construed according to the laws of the State of Colorado without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.  With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 13 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Colorado.

18.                               Entire Agreement and Amendment.  This Agreement, the LTIP and all award agreements thereunder contain the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof.  This Agreement may be amended only by a written instrument executed by both parties hereto.

19.                               Waiver of Breach.  Any waiver of this Agreement must be executed by the party to be bound by such waiver.  No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

20.                               Assignment.  This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee.  The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.

21.                               Notices.  Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission the number, if applicable, set forth below, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

If to the Company, addressed to:

Vantage Energy Inc.

116 Inverness Drive East, Suite 107

Englewood, Colorado 80112

Attention: Chief Executive Officer

If to Employee, addressed to:

22.                               Counterparts.  This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

23.                               Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute: (a) an automatic resignation of Employee as an officer of the Company and each member of the Company Group, as applicable, (b) an automatic resignation of Employee from the Board, as applicable; (c) if applicable, an automatic resignation of Employee from the board of directors (or similar governing body) of any member of the Company Group and from the board of directors (or similar governing body) of any corporation, limited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

24.                               Certain Excise Taxes.  Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 24 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

25.                               Section 409A.  Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.  To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.  Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Employee’s death or (b) the date that is six months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

26.                               Effect of Termination.  The provisions of Sections 7, 9-11, 13-14 and 23 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

27.                               Third-Party Beneficiaries.  Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10 and 11 and shall be entitled to enforce such obligations as if a party hereto.

28.                               Severability.  If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

EMPLOYEE

[•]

VANTAGE ENERGY INC.

By:
Name:
Title:

For the limited purpose of agreeing to Section 10(d):

VANTAGE ENERGY, LLC

By:
Name:
Title:

For the limited purpose of agreeing to Section 10(d):

VANTAGE ENERGY II, LLC

By:
Name:
Title:

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

EXHIBIT A

VANTAGE ENERGY INC.

STOCK OWNERSHIP AND RETENTION GUIDELINES

EXHIBIT A-1